Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

Noble Corporation Announces Resignation of
Chief Executive Officer
     SUGAR LAND, Texas, September 20 — The Board of Directors of Noble Corporation (NYSE:NE) announced today that Mark A. Jackson has resigned from the positions of Chairman of the Board, President and Chief Executive Officer, effective immediately. The Board has appointed William A. Sears, a director of the Company since January 1998, to serve as Chairman of the Board, President and Chief Executive Officer on an interim basis. Mr. Sears has over 40 years of experience in the oil and gas industry and retired from his position as Director of Operations for British Petroleum Exploration in 1997, after serving with them in various positions since 1983.
     The Board of Directors has formed a search committee to review internal and external candidates to fill the President and Chief Executive Officer position on a permanent basis.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with a fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes five rigs under construction.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-422
09/20/07
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications, Noble Drilling Services Inc., 281-276-6729